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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Director/Investor Relations 303-220-0100 deisenbrandt@ciber.com	Diane Stoner Media Relations 303-220-0100 dstoner@ciber.com

CIBER UPDATES QUARTERLY GUIDANCE
Weaker Foreign Currencies, Danish Projects
and EITF-0021 All Affect Quarter

        GREENWOOD VILLAGE, Colo.—July 6, 2005—CIBER, Inc. (NYSE: CBR), today announced that it is reducing revenue guidance for the quarter ended June 30, 2005 to approximately $239-240 million, and that GAAP EPS will be approximately $0.10/share. Previous guidance was revenue of $244-248 million and GAAP EPS of $0.13-0.14/sh.

        "While not a perfect storm, there have been several unusual, short-term events that affected the second quarter, more negative than positive," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "First was the meaningful sequential weakness of European currencies, both the GB Pound and the Euro (20+% of CIBER's total revenue), to the U.S. dollar. This foreign exchange weakness will create approximately $2 million less revenue for the quarter and "non-cash' translation losses to short-term, inter-company loan balances and a reduction of the value of our European earnings as they translate into dollars. Foreign exchange will have a negative impact of approximately $0.01/sh., the majority of which will be below the "operating income' line. Second are the Danish projects previously discussed where we have increased our estimate of the costs on both projects resulting in approximately $1.0 million of negative gross profit in the second quarter and also a loss of approximately $0.01/sh. While the projects are now progressing appropriately, their costs remained high in the June quarter."

        On a domestic item, CIBER concluded that a large engagement with a State & Local Government client must be accounted for as a "multi-element arrangement" pursuant to EITF-0021, and as a result will cause a revenue deferral of approximately $1.0 million and a direct cost deferral of approximately $700,000 in the second quarter. This revenue and direct cost will be recognized over the 36-month life of the outsourcing engagement beginning in late 2005 or early 2006.

        "We believe that these events are not trends in our overall business, which is showing vibrancy in Federal, State & Local, ERP and non-Danish European operations. There were several positive events in the second quarter, including our announced acquisition of Bangalore, India-based Knowledge Systems Pvt. Ltd. (this acquisition closed on July 5th). Wins in Europe and cross-border projects also increased. Lastly, our Federal government pipeline is very strong and we anticipate winning projects later in the third quarter."

        "Given the guidance above on the June quarter, we believe it is appropriate to update the annual guidance. We currently believe revenue for the year will be in the range of $970-980 million (previously $970-990 million), GAAP EPS will be approximately $0.50-0.53/share (previously $0.53-0.57), Cash EPS of $0.55-0.58/share (previously $0.58-0.62), and Free Cash Flow (Net Income + Depreciation + Amortization—Capital Expenditures) of $44-48 million (previously $48-52 million)," concluded Slingerlend.

        CIBER will discuss more details of the June quarter on the quarterly conference call scheduled for July 28, 2005 at 9:00 A.M. MDT.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia. With offices in 17 countries, annualized revenue run rate of approximately $975 million and approximately 8,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc. Copyright© 2005. All rights reserved.

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CIBER UPDATES QUARTERLY GUIDANCE Weaker Foreign Currencies, Danish Projects and EITF-0021 All Affect Quarter